UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest reported): July 15, 2010

Turbine Truck Engines, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada	333-109118	59-3691650
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

917 Biscayne Boulevard, Suite 6, Deland, Florida 32724

(Address of principal executive offices)

386-943-8358

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement Item

The Company (“TTE”) entered into a Share Subscription Agreement (the “Agreement”) dated July 6, 2010 with Falcon Power Co., Ltd., a Taiwan limited by share company (“Falcon”) wherein TTE and Falcon each agree to subscribe to each others common stock. Pursuant to the terms of the Agreement, on the Closing Date, Falcon and TTE will each subscribe to the common shares of the other, with each company purchasing One Million Five Hundred Thousand Dollars US (US $1,500,000) worth of restricted shares.

The purchase price of the Falcon Shares shall be determined in accordance with the simple average closing price of the common shares of the exchange-listed or Taiwan OTC listed company for either the one, three or five business days before the price determination date, after adjustments, if any. The exchange rate between NT and US Dollar shall be decided by the daily central currency of Taiwan Bank on the date the payment is made.

The Closing shall occur through the use of an Escrow Agent. The Closing Date shall be set by mutual agreement of the parties. The shares will be subject to a restriction on resale for a period of three (3) years. Since the sale has not been consummated and no closing date has been set as of yet, the Company intends to file a subsequent 8-K after the Closing under Item 701.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

Exhibit	Description

10.1	Share Subscription Agreement, dated July 6, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Turbine Truck Engines, Inc.

Dated: July 15, 2010	/S/ MICHAEL H. ROUSE
Michael H. Rouse, CEO

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